New Frontier Management FAQ
Why is Bryan giving up leadership of Frontier? Does he not believe in the future of Frontier?
Bryan believes very strongly in the future of Frontier, and in fact the great majority of his time in 2011 was spent focused on returning Frontier to profitability to make that future possible. But Bryan has too much on his plate. Given the overwhelming importance of the separation process, Frontier requires the full attention of an experienced executive. Coincidentally, other events in the industry are generating regional airline opportunities that require Bryan to devote his skills in that area to Republic Airline, Shuttle America and Chautauqua full time in a way he did not have to in 2011. In addition, Bryan believes Frontier’s CEO should reside full time in Denver, something he is not able to do at this time.
At the same time, we have a unique opportunity to have as our CEO a guy like Dave Siegel, who completely understands Frontier through his role on the Republic Board of Directors. Dave is the logical choice to lead us through this critical period in Frontier’s history. Dave has not only been CEO of three sizeable travel businesses (including an airline much larger than Frontier), he’s specifically worked in complex restructuring and corporate reorganization situations. His skills, therefore, are especially well suited to our situation, which is nowhere near as difficult as some that Dave has handled. An executive with Dave’s experience would not be interested in taking on the Frontier position if he, like the rest of the Board, including Bryan, didn’t believe strongly in a bright future for Frontier. Bryan feels exceptionally comfortable that Frontier is in good hands – and besides, Bryan is not departing the scene. He remains the Chairman of Frontier.
After the split from Republic, will Frontier once again do business the way it did in the past?
No. We must recognize that pursuing the old business model ended with the bankruptcy and sale of our company – an indication that the old business model was fundamentally flawed, however pleasant our memories may be of that era. Further, as the table below shows, the competitive and economic environment has only gotten tougher since bankruptcy, particularly with the growth of Southwest in Denver and in the rising price of fuel. Lastly, the airline industry has evolved substantially, for instance with the recent rising prominence and profitable growth of ultra low cost carriers in the US such as Allegiant and Spirit. Returning to what we once were is not an option. We must deal with the world as it is, not as we might prefer it to be.

Frontier (Airbus only)	YE1Q08(1)	YE Oct 11
Cost of fuel/aircraft/year (millions)	$7.5	$9.1
Cost per ASM ex-fuel	6.4¢	6.7¢
Fuel Cost per ASM	3.5¢	4.3¢
Southwest period-end Denver statistics
Daily departures	58	158
Markets	16	50

(1)	Last full year before Frontier bankruptcy, a year in which Frontier lost $60 million.

The old Frontier, however, did have some important virtues we must preserve. Among those is our well-deserved reputation for running a safe, clean, reliable and friendly airline. Another is that Frontier is a survivor, having kept the friendly spirit alive through many hard times. Give ourselves some credit – we’re tough. Our task is to marry the best of our past to necessary new virtues – such as low costs and the ability to make money. Without these, we can’t do all the other cool stuff we want to do.
There have been many initiatives over the years to make Frontier profitable, including some dramatic ones like bankruptcy. Why is this one likely to be successful where the others haven’t?
One challenge Frontier has had historically is that although we’ve always been called a “low cost carrier” for most of our existence our costs were not actually that low – clearly a problem. In fact, we believe this was a major reason why Southwest entered the Denver market – we left the door open because our costs were too high, making Denver, and us, an inviting target. But over the past year we have taken a big chunk out of our costs and we believe more is possible. This is putting us on a relative cost-footing that Frontier has never enjoyed before. Does this guarantee we’ll be successful? No, but it’s a powerful reason for optimism we’ve never previously had.
When will Frontier become independent of Republic?
We currently expect this to be a six-to-twelve month process, but we must all recognize that this is not under our control. In part the timing depends on how interested investors are in Frontier and how fast they react, and in part the timing depends on what Republic chooses to do in response to investor interest. Republic owns Frontier, not the other way around, so they will have the final say.
Why is Frontier splitting from Republic?
Republic’s shareholders have asked them to do this. Shareholders own the company, so it is appropriate for Republic to be responsive to their wishes and split the companies. It’s worth noting that on the day the split was announced, Republic’s stock price jumped considerably, consistent with shareholder approval of this planned split.
It’s also widely recognized that investors often dislike companies that don’t fit cleanly into one category or another, and unfortunately, it’s clear to us that Republic was viewed that way. Lastly, separating the businesses will allow each management team to focus solely on each business – we believe investors see value in that too.
Where will we find the financing to support an independent Frontier?
One of Dave Siegel’s key strengths is great experience working with the types of investors who participate in transactions such as the split we’re looking at here. Dave brings great credibility to this process. Further, while we are not ready to show our cards at this time, we believe we have a good story to tell investors about Frontier’s future. None of this guarantees we’ll find investors, but we are optimistic about our chances, otherwise new senior management wouldn’t have joined the team.

How will these management changes affect our culture?
As described earlier in this FAQ, there are aspects of Frontier’s culture that are very positive, but we need to build onto those a tight new focus on low costs, profitability and doing only those things that provide value to our customers. Please note that, not coincidentally, these same things also offer the best promise of increased job security and opportunity for team members. We are certain it is possible to approach this in an intelligent fashion that stays true to the best of our past, while jettisoning those aspects that are not consistent with being a true low cost carrier.
Will all Frontier functions be consolidated back to Denver?
Senior executives will be located in Denver, and Denver will again become Frontier’s HQ. Some HR and payroll functions are already scheduled to move back to Denver in February. Commercial functions currently in Milwaukee (such as loyalty, e-commerce and some other marketing functions) will be consolidated with the larger commercial group that is already in Denver, and affected Milwaukee employees have already received transition plans as part of this announcement. Milwaukee reservations and customer relations team-members are unaffected.
At the end of last year we entered into arm’s-length services agreements for Republic to continue to provide us with back office and accounting functions. Additionally, FAA operational functions will remain in Indianapolis until we know what path our separation from Republic will take. We have a strong and positive relationship with the FAA office in Indianapolis, and we will continue to maintain that unless and until there is a reason to change.
We will return other functions to Denver only if it makes financial sense. We are Denver’s hometown airline and we were the first to bring low fares to Denver, so all other things equal we do have a preference for doing as much in Denver and Colorado as possible. But when Frontier and Republic merged, we were able to cut costs significantly by consolidating certain functions in Indianapolis and by moving other functions out of Denver. We won’t move those functions back to Denver until we can do so without increasing costs, though we should note that eventual investors in Frontier will also have a say in this.
What about moving maintenance to Denver?
Again, all things being equal, we’d rather perform as much work in Denver and Colorado as possible. However, to move maintenance to Denver requires that we have a facility at Denver International Airport (which we believe would be expensive) and that the tax issues that drove us from Denver be addressed. It’s notable that our major out-of-town low-cost competitor at Denver also avoids doing maintenance work there, and given the high tax situation we don’t blame them.

Are we making money? Is our future secure?
This is the airline business, and as we know, even the strongest carriers are subject to many factors outside of their control, including fuel prices, terrorist events, the state of the economy and so forth. Fellow team members in INDHQ and DENGO worked very hard in 2011 to successfully restore Frontier to profitability. We expect our first quarter 2012 results will show a substantial improvement over our disastrous results from the first quarter of 2011 and we expect to be profitable in 2012.
While our financial situation is much improved compared to last year, our level of profitability is not consistent with long-term success and there is much work yet to do. Luckily we see ample opportunity for continuing to improve profitability – working with you and other Frontier team-members to take advantage of such opportunities is a key task for new Frontier senior management. Our situation is, for the moment, stable; our challenge now is to take advantage of this period of relative stability to return Frontier to robust good health.
Moreover, most of the work-groups now participate in profit sharing as part of our 2011 restructuring, and we want to make that work for you.
Are you going to ask me to take a pay cut?
None of the profit-improving opportunities under consideration involve asking team members to take another pay cut. We’d all very much prefer to never be in that situation again, which is why making substantial additional profit improvement is such a high priority.
What will Frontier look like in a year?
Will there be changes in:

•	Our on-board product offerings? LiveTV?

•	Our network?

•	Our marketing?

•	Our animals, our friendly approach to customers?

•	etc
It’s a bit of a cliché, but no less true for that: in the airline industry, the only constant is change. Even Southwest, the airline with the most stable business model for the past 40 years, is changing in noticeable ways through its merger with AirTran (adding international service, for instance).
In any well-run company, all aspects of how we do business should be under constant review for improvement. This is especially true for Frontier since we have new senior management and we’re moving to adopt an ultra-low-cost-carrier identity. But, by the same token, it would be unwise to give our competitors advance notice of our plans. That said, we can make a few general statements.
On the topic of on-board product offerings, we are tightly focused on those things that provide value to our customers. Providing value for money, both the customer’s money and, just as importantly, our money, is a key feature of an ultra low cost carrier.
On the topic of our animals and our friendly reputation, these are two of our greatest “soft” assets, and it’s difficult to imagine a future where they do not play a key role at Frontier. We believe these assets are completely consistent with being an ultra low cost carrier.
We’ll be focused on changes that provide value to customers, improve our competitive position and, most of all, improve profitability; this is also the best way to provide for a stable and secure future for our team members.
Will we be getting new office space in Denver?
We will work very hard to get as little new space as possible. Our resources are limited and we believe strongly they should be focused on things that improve our competitive position and provide value to customers, and thereby help us increase profitability and stability. We don’t see a connection between such priorities and spending more money on offices, so doing the minimum necessary is the right approach. We have already taken some initial steps towards making the most of our existing space and we will continue to do so. This is just common sense – and it also happens to be consistent with the approach taken by other ultra low cost carriers.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Republic Airways Holdings's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the summary of risk factors contained in our earnings release.